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                                                                    Exhibit 11.1


                STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                   (In thousands, except per share amounts)
                                  (Unaudited)

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
                                                 THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                   SEPTEMBER 30,                        SEPTEMBER 30,
                                               1997                1996             1997              1996
                                         --------------      -------------     ------------     -------------
Net loss                                        $(1,622)           $(1,268)         $(4,956)          $(3,597)
                                                =======            =======          =======           =======
Weighted average shares of common
stock outstanding:                                8,902              4,460            5,766             5,630

Shares related to staff accounting
 bulletin
topic 4D:
     Stock options and warrants                       -                797              266               797
     Preferred stock                                  -              2,652              884             1,487
                                                -------            -------          -------           -------
Shares used in computing net loss per
 share:                                           8,902              7,909            6,916             7,914
                                                =======            =======          =======           =======
Net loss per share                              $ (0.18)           $ (0.16)         $ (0.72)          $ (0.45)
                                                =======            =======          =======           =======

Calculation of shares outstanding for
computing pro forma net loss per share:
     Shares used in computing net loss
      per share                                   8,902              7,909            6,916             7,914
     Adjusted to reflect the effect of
      the assumed conversion of
      preferred stock from the
      date of issuance                            2,039              1,515            2,709             1,515
                                                -------            -------          -------           -------
Shares used in computing pro forma net
 loss per share                                  10,941              9,424            9,625             9,429
                                                =======            =======          =======           =======
Pro forma net loss per share                    $ (0.15)           $ (0.13)         $ (0.51)          $ (0.38)
                                                =======            =======          =======           =======
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